Exhibit 99.2

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

Robert B. Aiken Resigns as President of TreeHouse Foods;

Company To Initiate Chief Executive Officer Search

Oak Brook, IL, November 2, 2017 -- TreeHouse Foods, Inc. (NYSE: THS) announced today that Robert B. Aiken resigned as President on October 29, 2017. TreeHouse Chairman and Chief Executive Officer Sam K. Reed will assume the role of President.

“We are disappointed by Bob’s decision and his resulting departure and wish him well in his future endeavors,” said Mr. Reed. “I look forward to working with our strong and capable leadership team and our active Board of Directors to continue driving the business forward.”

“As we initiate our search for a replacement, we will pursue a Chief Executive Officer with the involvement of both our Board of Directors and our senior leadership team,” Mr. Reed continued. “Private label is of great and growing importance for our customers, and our fundamental vision and strategy remain constant. We have strong leadership and a clear path forward, and we are committed to finding the right candidate to lead us on that journey. Our commitment to TreeHouse 2020 is unwavering, and we will take the steps necessary to improve the foundation of our TreeHouse.”

As part of the Board approved search process, the Company will retain a leading executive search firm to identify CEO candidates.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.